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                                    EXHIBIT 10.9.3


        SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement is entered into this 9th day of October 1997 by and between Universal International Inc. a Minnesota Corporation (the "Company") and Mark H. Ravich, a resident of Minnesota ("Ravich").

The Company desires to amend the Employment Agreement entered into October 26, 1992 as amended by a First Amendment to Executive Employment Agreement dated January 10, 1995, by and between the Company and Ravich as follows:

1.   Section 2. Term: shall be deleted and the following added in lieu thereof:
     "The term of this Agreement shall run until December 31, 1998, unless Ravich terminates this Agreement for any reason with at least thirty (30) days notice to the Company".

2. Section 4. Compensation: shall be deleted in its entirety and the following added in lieu thereof.

     a. Ravich shall receive an annual base salary of One Hundred Fifty Seven Thousand Dollars ($157,000) for services rendered from January 1, 1997 through December 31, 1997. For the period January 1, 1998 through December 31, 1998, Ravich's annual base salary shall be determined by the Company's board of directors but shall not be less than 1997's level.

     b. For each fiscal year during the term of this Agreement Ravich shall be entitled to a bonus as determined by the Company's board of directors.

     c. Ravich shall be granted a new Non-qualified Stock Option to purchase 50,000 shares of common stock in return for accepting the above salary freeze, for obtaining new bank financing for the Company, and for his efforts in seeking new equity financing. The purchase price for the stock shall be market or $1.00 per share whichever is higher and expire in 5 years and shall be fully vested when issued.

     d. Ravich's current 150,000 options which are fully vested shall be immediately amended to provide that they shall not expire until March 31, 2001.

3. Section 8. Change in Control of Company: shall be amended by adding the following new paragraph to the section:

     "I the event a change in control of the Company occurs (over 40% stock ownership to one investor or group of investors) and if Ravich is terminated or leaves the Company, Ravich shall


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     receive nine months annual base pay plus health benefits as severance.
     In addition Ravich will be allowed to retain free as additional severance his personal computers and desk chair (it being acknowledged that the rest of the office furniture in his office and those of his two assistants already belong to either Ravich or Tri-star. In addition Ravich or Tri-star will continue to have the free use of our current three offices and common areas and switchboard services for 12 months from the date of such a change."

4.  Miscellaneous

     a. Headings: the identifying heading at the beginning of each section is for the purpose of construction or interpretation of any part of this Agreement.

     b. Applicable Law. This Agreement shall be governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

Universal International Inc.


By./s/ Norman Ravich
   -------------------------
      Norman Ravich
     Its: Chairman


/s/ Mark H. Ravich
----------------------------
      Mark H. Ravich